Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS TO PRESENT AT THE BIO CEO & INVESTOR CONFERENCE 2008

Mountain View, Calif, February 7, 2008 — VIVUS, Inc (NASDAQ: VVUS) a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that Timothy E. Morris, vice president finance and CFO, will present an overview of the company at the 10th Annual Biotechnology Industry Organization (BIO) CEO & Investor Conference 2008.  The BIO CEO & Investor Conference 2008 provides a forum for public and private equity investors, research analysts and senior-level industry executives to learn about and discuss investment trends and business development opportunities in the biotechnology industry. The annual investor conference for the life sciences industry will take place Feb. 11-13, 2008 at the Waldorf Astoria Hotel in New York City.

The VIVUS presentation will take place on Tuesday, February 12, 2008 at 9:30 a.m. ET.  A live webcast and 30-day archive of the presentation will be available at http://www.vivus.com.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and phase 2 for the treatment of type 2 diabetes; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.